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EXHIBIT 4.4

                         TANGIBLE ASSET GALLERIES, INC.

                       NONQUALIFIED STOCK OPTION AGREEMENT
                       -----------------------------------

         THIS NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement") is entered into as of June 15, 2001 by and between Tangible Asset Galleries, Inc., a Nevada corporation (the "Company"), and Steve Gehringer ("the Optionee"), pursuant to the authorization of the Company's Board of Directors.

         1. GRANT OF OPTION. Upon execution hereof, the Company grants to Optionee an option (the "Option") which shall entitle Optionee to purchase all or any portion of a total of Six Hundred Thousand shares (600,000) shares (the "Shares") of the Common Stock, par value $.001 per share, of the Company at a purchase price of Twenty-Five Cents ($0.25) per share (the "Exercise Price") and on the terms and subject to the conditions that are set forth in this Agreement. This Option is intended to constitute a nonqualified stock option and not an incentive stock option within the meaning of the Internal Revenue Code.

         2. VESTING OF RIGHT TO EXERCISE OPTION. The right to exercise this Option shall vest and, as a result, this Option shall become exercisable as to the Shares immediately as of the date hereof and until the end of the term of this Option, it shall be exercisable at any time, in whole, or from time to time in part, by the Optionee.

         3. TERM OF OPTION. Optionee's right to exercise this Option as to any Shares shall terminate upon the expiration of three (3) years from the date the Option vests as to those Shares.

         4. EXERCISE OF OPTION. On or after the vesting of any portion of this Option in accordance with Section 2 or Section 7 hereof, and until the right to exercise this Option terminates in accordance with Section 3 above, any portion of this Option which has become vested, may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

                   (a) a written notice to exercise which identifies this Agreement and states the number of shares then being purchased (but no fractional Shares may be purchased);

                   (b) a check or cash in the amount of the Exercise Price;

                   (c) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 5 below, as the case may be.

         5. DEATH OF OPTIONEE; NO ASSIGNMENT. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and during the lifetime of the Optionee, may be exercised only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this

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Agreement shall be void and shall have no effect. If Optionee should die during the term of the Option, but before having exercised this Option in full as a result of his death, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this agreement. After the death of the Optionee, only a Successor may exercise this Option.

         6. REPRESENTATIONS AND WARRANTIES OF OPTIONEE. Optionee represents and warrants that this Option is being acquired by Optionee for Optionee's personal account, for investment purposes only, and not with a view to the distribution, resale or other distribution thereof. Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his exercise of the Option may be expressly conditioned upon his delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer. Option acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

          7. ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number of kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, or stock dividend, then appropriate adjustment shall be made by the Company to the aggregate number and kind of shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option.

          8. CHANGE IN CONTROL. In the event of a Change in Control (as defined in Exhibit A hereto) of the Company, (i) the vesting of this Option pursuant to
Section 2 above shall automatically accelerate immediately prior to the consummation of such Change in Control, and (ii) the Company may take one or more of the following actions: (A) provide for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference, or spread, between (x) the value of the cash or other property that the Optionee would have received pursuant to such Change in Control transaction in exchange for the shares issuable upon exercise of this Option had this Option been exercised immediately prior to such Change in Control transaction and (y) the Exercise Price. (B) adjust the terms of this Option in a manner determined by the Company to reflect the Change in Control, (C) cause this Option to be assumed, or new rights substituted therefore, by another entity, through the

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assumption of this Option, or the substitution for this Option of a new option of comparable value covering shares of a successor corporation, with appropriate adjustments as to the number of kind of shares and Exercise Price, in which event this Option, or the new option substituted therefore, shall continue in the manner and under the terms so provided, or (D) make such other provision as the Company may consider equitable. Except to the extent that the Company arranges for the continuation of this Option or its assumption, in connection with any such Change of Control, upon consummation of the of the Change in Control, this Option shall terminate. The Company shall cause written notice of any proposed Change of Control transaction to be given to the Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction, provided that the failure to give such notice shall not affect the validity or effectiveness of any such Change of Control.

         9. NO INDEPENDENT CONTRACTOR OR EMPLOYMENT RELATIONSHIP CREATED. Neither the granting of this Option nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuation of the Employment and Non-Competition Agreement or of any other independent contractor or employment relationship or arrangement between Optionee and the Company.

         10. RIGHTS AS SHAREHOLDER. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or such Shares, notwithstanding the exercise of this Option.

         11. INTERPRETATION/ENTIRE AGREEMENT. The Board of Directors of the Company (the "Board"), or any Committee thereof so empowered by the Board, shall interpret and construe this Option, and any action, decision, interpretation or determination made in good faith by the Board of such Committee shall be final and binding on the Company and the Optionee. This Agreement constitutes the entire agreement between the parties with respect to the subject-matter of this Agreement and supersedes any other prior or contemporaneous agreements (either written or oral) between the parties relating to the grant of the Option as contemplated by this Agreement and the other matters set forth in this Agreement.

         12. NOTICES. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attn: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the Company's employment or stock records.

         13. ANNUAL REPORTS. During the term of this Agreement, the Company will furnish to the Optionee copies of all annual financial and informational reports that the Company distributes generally to its shareholders; provided, however, that nothing herein shall require the Company to furnish copies of any reports to the Optionee that it does not furnish generally to its shareholders.

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         14. GOVERNING LAW/SEVERABILITY. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of Delaware. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

         15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

         16. CALIFORNIA CORPORATE SECURITIES LAW. The sale of the shares that are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such shares or the payment or receipt of any part of the consideration therefore prior to such qualification is unlawful, unless the sale of such shares is exempt from such qualification by Section 25100, 25102 or 25105 of the California Corporate Securities Law of 1968, as amended. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Tangible Asset Galleries, Inc.

By: /s/ Michael R. Haynes, President              /s/ Steve Gehringer
    --------------------------------              ------------------------------
                                                         Steve Gehringer

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                                    EXHIBIT A

                         DEFINITION OF CHANGE OF CONTROL

         Change in Control. The term "Change in Control" shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company.

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